                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               BOWNE & CO., INC.

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

                            OF THE STATE OF NEW YORK

               REFLECTING ALL AMENDMENTS THROUGH JANUARY 30, 1997



     First:  The name of the corporation is BOWNE & CO., INC.

     Second: The Certificate of Incorporation of the corporation was filed by the Department of State on the eleventh day of June 1968.

     Third: The text of the Certificate of Incorporation of the corporation is hereby restated without further amendment or change to read as follows:

                      ------------------------------------

     FIRST:  The name of the corporation is "Bowne & Co., Inc."

     SECOND:  The corporation is formed for the following purpose or purposes:

          To engage in the business of printing, lithographing, stereotyping, electrotyping, photographic printing, photolithographing, engraving, die-sinking, blank book manufacturing, book binding, publishing and stationery, including the printing or other reproduction of books, pamphlets, periodicals, newspapers, posters, circulars, envelopes, tickets, bill and letterheads, cards, tags, labels, and commercial, financial and legal blanks, forms, instruments and documents of every kind and descriptions; and to manufacture, purchase, sell, trade, export, import, distribute or otherwise deal with stationery, stationery supplies, printing and printed matter, materials and supplies, forms, registers, records, books, and all such other goods, wares, merchandise, business and activities as may be related to or connected with any of the foregoing activities or businesses.

          To engage, directly or indirectly, as principal or as agent, in any manufacturing, service, wholesaling, retailing, brokerage or other business, activity or course of conduct not prohibited by law, and in furtherance of the foregoing purposes to exercise all powers now or hereafter granted or permitted by law, including the powers specified in the laws under which the corporation is organized and any and all laws hereafter enacted amendatory thereof or supplemental thereto.

     THIRD: The office of the corporation is to be located in the City, County and State of New York.

     FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is sixty-one million (61,000,000), sixty million shares of which shall be Common Stock of the par value of $.01 per share and one million shares of which shall be Preferred Stock of the par value of $.01 per share. The relative rights, preferences and limitations of the shares of each class of stock are as follows:

          Each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Each holder of shares of any series of Preferred Stock shall be entitled to such voting rights, if any, as shall be fixed by the Board of Directors of the Company at the time of the issuance of such series as prescribed by law.

          Subject to the provisions of this Article, the Board of Directors is hereby expressly authorized to issue in series or otherwise the shares of Preferred Stock, and to fix from time to time before issuance the number of shares to be included in any series and the terms, limitations, relative rights and preferences of all shares of such series. The authority of the Board of Directors with respect to each series shall include,
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     without limitation thereto, the authority to determine any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

             (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

             (b) The annual dividend rate on the shares of such series and whether such dividends shall be cumulative, and, if cumulative, the date from which dividends shall be cumulative;

             (c) The redemption price or prices for shares of such series, if redeemable, and the terms and conditions of such redemption;

             (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the company;

             (e) The voting rights, if any, of shares of such series in addition to the voting rights prescribed by law, and the terms of exercise of such voting rights;

             (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion;

             (g) The sinking fund provisions, if any, for the redemption or repurchase of shares of such series; and

             (h) Any other terms, limitations and relative rights and preferences of such series, to the extent permitted by law.

          Convertible shares surrendered upon conversion, or redeemable shares which are redeemed, purchased or otherwise reacquired by the Company, shall be held as treasury shares until reissued, retired or cancelled by action of the Board of Directors.

     There is established as a series of the Preferred Stock a series designated "Convertible Preferred Stock, Series A" (hereinafter called "Series A Stock"), which series shall consist of a total of 46,000 shares. The terms, limitations and relative rights and preferences of the Series A Stock shall be as follows:

          1. Out of the assets of the corporation which are by law available for the payment of dividends, the holders of Series A Stock shall be entitled to receive, in preference to the holders of Common Stock, as and when declared by the Board of Directors, (a) prior to the sixth anniversary of the date of first issuance of Series A Stock (herein sometimes called the "Date of Issuance"), dividends per share equal to dividends paid on the Common Stock, but not exceeding 24c per share in any twelve month period, and (b) for quarterly periods ending after the sixth anniversary of the Date of Issuance, at, but not exceeding, the rate of 6% of the redemption value (as defined hereafter) per annum per share provided that the dividend for each such quarterly period shall be payable (subject to declaration) in the quarter following the quarter to which such payment relates. Dividends shall accrue on shares of Series A Stock from the Date of Issuance thereof, and shall be cumulative so that full dividends upon the outstanding Series A Stock at the rate fixed therefor shall be paid or set aside for payment for all prior completed quarterly periods before any dividends shall be declared and paid or set aside for payment upon the Common Stock, and before any assets which are by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of Series A Stock or for the purchase of any shares of Common Stock. The holders of Series A Stock shall be entitled to no dividends except as aforesaid, nor shall they be entitled to any interest on any dividends which may be in arrears. [The Date of Issuance as defined above was April 30, 1969.]

          2. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Series A Stock shall be entitled before any distribution or payment is made to the holders of Common Stock, to receive for each share thereof $21.74, together with unpaid dividends thereon (whether or not earned or declared) accrued to the date when such payments shall be made available to the holders of the Series A Stock. The holders of Series A Stock shall be entitled to no further participation in any such distribution. If, upon any such dissolution, liquidation or winding-up of the corporation, the assets distributable among the holders of Series A Stock shall be insufficient to permit the payment in full to such holders of the aforesaid preferential amounts, then the entire assets of

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     the corporation shall be distributed among the holders of Series A Stock then outstanding ratably in proportion to the full preferential amounts to which they shall be respectively entitled. Until the payment in full to the holders of the Series A Stock of the aforesaid preferential amount, or until the deposit of moneys or other assets sufficient for such payment, to the account of such holders, with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, so as to be and continue to be available for payment to such holders, no distribution shall be made upon any such liquidation, dissolution or winding-up of the corporation to the holders of Common Stock. The consolidation or merger of the corporation with or into any other corporation shall not be regarded as a liquidation, dissolution or winding-up of the corporation within the meaning of this paragraph 2, but no such consolidation or merger shall in any way impair the rights or preferences of Series A Stock herein set forth.

          3. (a) On or after the fifth anniversary of the Date of Issuance, the corporation at its option, at any time, or from time to time, may redeem the whole or any part of the Series A Stock at $21.74 per share (such amount being referred to as the Redemption Value), together with the amount of any dividends accrued and unpaid thereon to the date of redemption.

          (b) In connection with any redemption of not less than the entire issue of the Series A Stock then outstanding, the Board of Directors shall determine the shares of Series A Stock so to be redeemed in any manner it may deem appropriate; and the certificate of the Secretary of the corporation (filed with the Transfer Agent or Agents, if any, for the Series A Stock) of such determination by the Board of Directors shall be conclusive.

          (c) Notice of any proposed redemption of Series A Stock shall be given by the corporation by mailing a copy of such notice no less than 30 days prior to the date fixed for such redemption to the holders of record of the Series A Stock to be redeemed at their respective addresses appearing on the books of the corporation, and the time of mailing such notice shall be deemed to be the time of delivery thereof.

          (d) From and after the date fixed in such notice as the date of redemption (unless default be made by the corporation in providing moneys for the payment of the redemption price), all dividends upon the Series A Stock thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the corporation (except the right to receive payment of said redemption price and accrued and unpaid dividends to the date of redemption) shall cease and determine; or, if the corporation shall so elect, from and after the date (which date shall be the date of redemption or prior thereto) on which the corporation shall deposit, and make immediately available to the holders of Series A Stock, with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the redemption date, the said redemption price, together with accrued and unpaid dividends to the date of redemption (provided the notice of redemption shall state the name and address of such Paying Agent and the intention of the corporation to deposit, and the immediate availability of said moneys on or before the date of redemption with such Paying Agent), all dividends on such Series A Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from said Paying Agent said redemption price and accrued and unpaid dividends to the date of redemption, and the right prior to the date of redemption to convert or exchange shares thereof for shares of Common Stock) shall thereupon cease and determine, and by the deposit of said moneys with said Paying Agent said Series A Stock so called for redemption shall be redeemed.

          (e) Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of Series A Stock so called for redemption at the end of ten full calendar years after the redemption date, shall be paid by said Paying Agent to the corporation, and thereafter the holders of Series A Stock called for redemption shall look only to the corporation for payment. Any moneys so deposited with said Paying Agent which shall not be required for such redemption by reason of the subsequent exercise of any right of conversion or otherwise shall be forthwith returned to the corporation. Any interest accrued on any moneys so deposited shall be the property of the corporation.

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          (f) In case less than all the shares represented by any certificate are redeemed, a new certificate, representing the unredeemed shares, shall be issued to the holder thereof without cost (except for the payment of any applicable transfer taxes) to such holder.

          4. (a) Shares of Series A Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided into fully-paid and non-assessable shares of Common Stock; provided, however, that as to any share of Series A Stock which shall have been called for redemption, the right of conversion shall terminate at the close of business on the date fixed for the redemption.

          (b) Shares of Series A Stock may be converted into full shares of Common Stock at the rate of one share of Common Stock for each share of Series A Stock surrendered for conversion, subject to adjustment as hereinafter provided.

             (1) If at any time after the Date of Issuance there shall be issued or sold any Common Stock (other than upon exercise of Rights or upon conversion of Convertible Securities, as such terms are defined in clauses (2) and (3) of this subparagraph (b)) for a consideration per share less than 85% of the Current Market Price (as defined in clause
        (6) of subparagraph (c) of this paragraph 4) in effect at the time such offer is made, then, forthwith upon such issuance or sale, the conversion rate shall be adjusted in accordance with the following formula:

                The number of shares of Common Stock into which each share of Series A Stock was convertible immediately prior to such issuance or sale shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after such issuance or sale, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares which the aggregate consideration received by the corporation for the total number of shares so issued or sold would purchase at the Current Market Price (as defined in clause
           (6) of subparagraph (c) of this paragraph 4).

             (2) If at any time after the Date of Issuance the corporation shall grant, issue or sell any rights, warrants or options to purchase Common Stock (other than rights, warrants or options granted, issued or sold initially to the holders of Common Stock and expiring within 45 days after the date of grant) or any stock or other securities convertible into or exchangeable for Common Stock (such rights, warrants or options, other than those excluded above, being herein called "Rights", and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the minimum price per share for which Common Stock is issuable upon exercise of such Rights and upon conversion of any such Convertible Securities (determined by dividing
        (m) the total amount, if any, received or receivable by the corporation as consideration for the grant, issue or sale of such Rights, plus the minimum aggregate amount of additional consideration payable to the corporation upon the exercise of such Rights, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, by (n) the total maximum number of shares of Common Stock issuable upon the exercise of such Rights or upon the conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Rights) shall be less than the Current Market Price in effect at the time of the granting of such Rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such Rights or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Rights shall (as of the date of grant, issue or sale of such Rights) be deemed, for the purpose of clause (1) of this subparagraph (b), to be outstanding and to have been granted, issued or sold for said price per share as so determined; provided that no further adjustment of the conversion rate shall be made upon the actual issue or sale of such Common Stock or of such Convertible Securities upon exercise of such Rights or upon the actual issue or sale of such Common Stock upon conversion or exchange of such Convertible Securities; and further provided that upon the expiration, termination or lapse of any of such Rights, if any thereof shall not have been exercised, and upon the termination of the right to convert or to exchange any of such Convertible Securities into or for Common Stock, (x)

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        the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon the exercise of any such Rights which were not exercised or upon conversion or exchange of any such Convertible Securities which were not so converted or exchanged, shall no longer be deemed to be issued and outstanding, and
        (y) the conversion rate shall forthwith be readjusted and thereafter the conversion rate shall be the rate which it would have been had adjustment been made on the basis of the issue only of the shares of Common Stock or of the Convertible Securities actually issued or then issuable upon the exercise of such Rights.

             (3) If at any time after the Date of Issuance the corporation shall issue or sell any Convertible Securities (other than upon the exercise of Rights) and the minimum price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (m) the total amount received or receivable by the corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the corporation upon the conversion or exchange thereof, by
        (n) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Current Market Price in effect at the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed, for the purpose of clause (1) of this subparagraph (b), to be outstanding and to have been issued or sold for said price per share as so determined; provided that no further adjustment of the conversion rate shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities; and further provided that upon the termination of the right to convert or to exchange any of such Convertible Securities into or for Common Stock (x) the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion or exchange of any such Convertible Securities which were not so converted or exchanged shall no longer be deemed to be issued and outstanding, and
        (y) the conversion rate shall be forthwith readjusted and thereafter the conversion rate shall be the rate which it would have been had adjustment been made on the basis of the issue only of the number of shares of Common Stock actually issued or then issuable upon conversion or exchange of such Convertible Securities.

             (4) No adjustment in the conversion rate shall be required unless such adjustment would require a change of at least 1% in the number of shares of Common Stock issuable upon conversion of a given number of shares of Series A Stock; provided that any adjustments which by reason of this clause (4) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

             (5) In case at any time shares of Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification, recapitalization or otherwise, then the conversion rate shall be proportionately adjusted. In case at any time shares of Common Stock shall be issued as a dividend on the Common Stock or in case the shares of Common Stock at any time outstanding shall be subdivided, by reclassification, recapitalization or otherwise, into a greater number of shares, without receipt by the corporation of any consideration (or with receipt of consideration which is nominal in amount), then the conversion rate shall be proportionately adjusted.

             (6) In case of any capital reorganization of the corporation, any reclassification or change of outstanding shares of Common Stock of the class issuable upon conversion of the shares of Series A Stock, or in case of any consolidation or merger of the corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the corporation, the holder of each share of Series A Stock then outstanding shall have the right thereafter, so long as his conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and property which he would have held immediately after such reclassification, change, consolidation, merger, sale, conveyance or distribution if such share of Series A Stock had been converted immediately prior to such reclassification, change, consolidation, merger, sale, conveyance or distribution; and effective provision shall be made

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        in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series A Stock remaining outstanding or other convertible preferred stock received by the holders in place thereof; and any resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Stock remaining outstanding, or other convertible preferred stock received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. In case securities or property other than Common Stock, shall be issuable or deliverable upon conversion as aforesaid, then all reference in this paragraph 4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

             (7) In case the corporation shall take a record of the holders of shares of its stock of any class for the purpose of entitling them (i) to receive a dividend or a distribution payable in Common Stock, Convertible Securities or Rights or (ii) to purchase Common Stock, Convertible Securities or Rights, then such record date shall be deemed to be the date of the issue or sale of the Common Stock issued or sold or deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution, or the date of the granting of such rights of purchase, as the case may be.

             (8) If in any case a state of fact occurs wherein in the sole opinion of the Board of Directors the other provisions of this paragraph 4 are not strictly applicable, or if strictly applicable would not fairly protect the conversion rights of the Series A Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid.

          (c) For the purpose of each computation to be made as provided in the foregoing subparagraph (b) the following provisions shall be applicable:

             (1) In case of a consideration in whole or in part other than cash, the amount of the consideration other than cash shall be deemed to be the value of such consideration as determined by the Board of Directors.

             (2) In case of the issue of shares of Common Stock or Convertible Securities or Rights in payment or satisfaction of any dividend on any class of stock of the Company ranking prior to the Common Stock as to dividends, the amount of the consideration received by the corporation therefor shall be deemed to be the amount of the obligation in respect of dividends that shall be discharged by the issuance thereof.

             (3) In case the shares of Common Stock at any time outstanding shall be subdivided, by reclassification, recapitalization or otherwise, into a greater number of shares without the actual receipt by the corporation of any consideration for the additional number of shares so issued, the number of such shares as so subdivided in excess of the number of shares of Common Stock outstanding prior to the subdivision thereof shall be deemed to be additional shares of Common Stock issued for no consideration.

             (4) The consideration received or deemed to be received by the corporation for any Common Stock, Convertible Securities or Rights issued by it for cash shall be the gross sales price thereof, before deducting therefrom any expenses incurred or any underwriting commissions or concessions paid or allowed by the corporation in connection therewith.

             (5) The shares of Common Stock, Convertible Securities or Rights at any time outstanding shall include any then owned or held by or for the account of the corporation but not retired or cancelled in any manner permitted by law.

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

             (6) For purposes of this paragraph 4, the current market price of a share of Common Stock on any day (the "Current Market Price") shall be deemed to be the average closing price per share of the Common Stock on the ten business days immediately preceding the day in question. The Closing price per share of Common Stock for any day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the American Stock Exchange, or, if the shares of Common Stock are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading as determined by the corporation, which determination shall be conclusive, or, if not listed or admitted to trading on any national securities exchange, the mean between the average bid and asked prices per share of Common Stock in the over-the-counter market as furnished by any member of the National Association of Securities Dealers selected from time to time by the corporation for the purpose.

          (d) Any conversion rate determined or adjusted as herein provided shall remain in effect until further adjustment as required herein. Upon each adjustment of the conversion rate, the corporation at its expense shall cause the independent certified public accountants who regularly audit the books and accounts of the corporation, or other independent certified public accountants of recognized standing selected by the corporation, to compute such adjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment and showing in detail any facts upon which such adjustment is based, including a statement of (i) the number of shares of Common Stock outstanding or deemed to be outstanding, (ii) the consideration received or to be received by the corporation for each outstanding share issued or sold (or deemed to have been issued or sold) after the Date of Issuance and (iii) the conversion rate in effect at the time each such outstanding share was (or was deemed to have been) issued or sold, and such certificate, together with a written instrument signed by an officer of the corporation setting forth the resolutions, if any, of the Board of Directors passed in connection with such adjustment, shall forthwith be filed with the Transfer Agent or Agents, if any, for the Series A Stock, and any adjustment so evidenced, made in good faith, shall be binding upon all stockholders and upon the corporation. Upon any conversion, fractional shares shall not be issued, but any fractions shall be adjusted in cash on the basis of the Current Market Price unless the Board of Directors shall determine to adjust them in some other manner permitted by law. Upon any conversion, no adjustment shall be made for dividends on the Series A Stock surrendered for conversion (except insofar as the record date or record dates for any such dividends shall have preceded the conversion) or on the Common Stock delivered upon such conversion. The corporation shall pay all issue taxes, if any, incurred in respect of the issue of the Common Stock on conversion, provided, however, that the corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series A Stock surrendered for conversion was registered.

          (e) Any conversion of Series A Stock into shares of Common Stock shall be made by the surrender to the corporation, at the office of any Transfer Agent for the Series A Stock (or at the principal office of the corporation in the State of New York if there shall be no such Transfer Agent), of the certificate or certificates representing the Series A Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the corporation), together with a written request for conversion, and such conversion shall be deemed to have occurred immediately prior to the close of business on the date of such surrender.

          (f) Such number of shares of Common Stock as may be necessary to provide for the conversion of all outstanding Series A Stock upon the basis herein provided are hereby reserved for such conversion, subject to the provisions of clause (6) of subparagraph (b) of this paragraph. If the corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which the Series A Stock shall be convertible as herein provided, the corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series A Stock on the new basis.

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

          5. Each holder of Series A Stock shall be entitled as such holder to one vote for each such share held. Except as otherwise herein or by law provided, the Series A Stock, such other series of Preferred Stock as the Board of Directors shall designate, and the Common Stock shall vote together as one class.

          6. The holders of Series A Stock shall have no pre-emptive rights and shall have no pro rata preferential right to subscribe to any increase of or additional capital stock of any class, including without limitation Series A Stock, any other series of Preferred Stock and Common Stock.

     There is established as a series of the Preferred Stock a series designated "Series B Junior Participating Preferred Stock" (hereinafter called "Series B Preferred Stock"). The terms, limitations and relative rights and preferences of the Series B Preferred Stock shall be as follows:

          1. Amount of Designation. The number of shares constituting the Series B Preferred Stock shall be 80,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

          2.  Dividends and Distributions.

          (A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share of the corporation (the "Common Stock") and of any other stock of the corporation ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the corporation shall at any time after January 30, 1997, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause
     (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series B Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first

     Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series B Preferred Stock shall entitle the holder thereof to 1000 votes on all matters upon which the holders of the Common Stock of the corporation are entitled to vote. In the event the corporation shall at any time after January 30, 1997, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided in the Certificate of Incorporation or in any amendment creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          4.  Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series B Preferred Stock outstanding shall not have been paid in full, the corporation shall not:

             (i) Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series B Preferred Stock;

             (ii) Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) Redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series B Preferred Stock or rights, warrants or options to acquire such junior stock;

             (iv) Redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.

          6. Liquidation, Dissolution or Winding-Up. Upon any liquidation, dissolution or winding-up of the corporation, no distribution shall be made
     (A) to the holders of the Common Stock or of shares of any other stock of the corporation ranking junior, upon liquidation, dissolution or winding-up, to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding-up with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up. In the event the corporation shall at any time after January 30, 1997 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause
     (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the corporation shall at any time after January 30, 1997 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          8. No Redemption. The shares of Series B Preferred Stock shall not be redeemable from any holder.

          9. Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Corporation, junior to all other series of Preferred Stock and senior to the Common Stock.

          10. Amendment. If any proposed amendment to the Certificate of Incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, then the holders of the Series B Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the Business Corporation Law of the State of New York.

     FIFTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation or any securities convertible into or carrying rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares or other securities of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire, shares of any class of the corporation; and any and all of such shares or other securities of the corporation, whether now or hereafter authorized or created, may be issued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

     SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                               Bowne & Co., Inc.
                               345 Hudson Street
                               New York, New York 10014
                                 Attention: Corporate Secretary

     SEVENTH: The directors elected by the holders of Common Stock shall be divided into three classes, namely Classes I, II and III. Each class shall be as nearly equal in number as possible, and no class shall include fewer than three directors. The term of office of the Class I directors elected at the 1984 annual meeting of shareholders shall expire at the 1985 annual meeting of shareholders; the term of office of the Class II directors elected at the 1984 annual meeting of shareholders shall expire at the 1986 annual meeting of shareholders; and the term of office of the Class III directors elected at the 1984 annual meeting of shareholders shall expire at the 1987 annual meeting of shareholders. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in the Board of Directors for any other reason, may be filled by the affirmative vote of a majority of the directors then in office, even though such number may constitute less than a quorum. A director elected to fill a newly created directorship, and a director elected to fill a vacancy, shall be elected to hold office until the next annual meeting of shareholders, and until his successor has been elected and has qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the foregoing, at each annual meeting of shareholders, commencing with the 1985 annual meeting, the successors to the class of directors whose term of office shall then expire shall be elected to hold office for a term that shall expire at the third succeeding annual meeting of shareholders. Directors elected by the shareholders or the Board of Directors pursuant to this Article Seventh may not be removed without cause. Notwithstanding any other provisions of this Certificate of Incorporation, and in addition to any other vote that may be required by law or this Certificate of Incorporation, this Article may not be amended, altered, repealed or otherwise changed unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote thereon.

     EIGHTH: No director of the corporation shall be personally liable to the corporation or its stockholders for damages for any breach of duty as a director unless a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or that he violated an express prohibition in Section 719 of the New York Business Corporation Law. If the Business Corporation Law is amended after adoption of this Article so as to increase or decrease the extent to which liability of a director may be limited or eliminated, this Article shall be construed so as to limit or eliminate such liability to the fullest extent permitted thereafter. This Article shall not relieve a director of liability for any act or omission occurring prior to adoption of this Article, but no modification or repeal of this Article shall render a director liable for his acts or omissions occurring prior to such modification or repeal.

     NINTH: The Board of Directors shall consist of not fewer than six nor more than ten directors, as shall be fixed from time to time by resolution adopted by a majority of the Board of Directors then in office. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by this Certificate of Incorporation or by law, this Article may not be amended, altered, repealed or otherwise changed unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote thereon.

                      ------------------------------------

     Fourth: The restatement of the Certificate of Incorporation herein certified was authorized by the Board of Directors of the corporation on March 27, 1997, incorporating all preceding amendments to the Certificate of Incorporation of the corporation, the latest of which had been adopted January 30 and filed February 14, 1997.



     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated: March 27, 1997

                                          ROBERT M. JOHNSON
                                          --------------------------------------
                                          ROBERT M. JOHNSON,
                                          Chairman of the Board
                                          and Chief Executive Officer

                                            and

                                          DOUGLAS F. BAUER
                                          --------------------------------------
                                          DOUGLAS F. BAUER,
                                          Corporate Secretary